                                                                    Exhibit 99.1

PRESS RELEASE                                     Source: K & F Industries, Inc.

AURORA CAPITAL GROUP AND K & F INDUSTRIES ANNOUNCE CLOSING OF SALE


NEW YORK, Nov. 18 /PRNewswire/ -- Aurora Capital Group and K & F Industries, Inc. announced today the closing of the previously announced purchase of K & F to an affiliate of Aurora for a purchase price of approximately $1.06 billion in cash.

Gerald L. Parsky, chairman of Aurora Capital Group, said, "This is a very exciting transaction for Aurora. K & F is a perfect fit for our investment objectives -- it is a stand-out company in its market, with real growth potential and a superb, energetic management team. Adding our resources to K & F's proven operating ability, results, we believe, in a formula for success."

K & F chairman Bernard L. Schwartz said, "K & F's management, armed with the support and commitment of Aurora, is very enthusiastic about the company's prospects for growth and expansion in the aerospace industry. This, clearly, is a win-win transaction for all parties."

K & F Industries, Inc. is one of the world's leading manufacturers of aircraft wheels, brakes and anti-skid systems for commercial, general aviation and military aircraft. K & F also is the leading worldwide manufacturer of aircraft fuel tanks, as well as a producer of aircraft iceguards, inflatable oil booms and other products made from coated fabrics for commercial and military applications.

Aurora Capital Group is a Los Angeles-based investment firm formed in 1991 that acquires and builds companies in partnership with operating management. Aurora is committed to investing its capital in middle market companies with unique, defensible market positions.

K & F was jointly owned by Bernard L. Schwartz and Lehman Brothers Merchant Banking.

Lehman Brothers Inc. and Stephens Financial Group served as financial advisors to K & F in connection with the acquisition.

This release contains statements that are forward-looking in nature which express the beliefs and expectations of management. Such statements are based on current plans, estimates and expectations and involve a number of known and unknown risks, uncertainties and other factors that could cause the Company's future results, performance or achievements to differ significantly from the results, performance or achievements expressed or implied by such forward-looking statements. These factors and additional information are discussed in the Company's filings with the Securities and Exchange Commission and statements in this release should be evaluated in light of these important factors. Although the Company's statements are based upon reasonable assumptions, it cannot guarantee future results. Forward-looking statements speak only as of the date on which they are made, and the Company undertakes no obligation to update publicly or revise any forward-looking statement, whether as a result of new information, future developments or otherwise, unless required by applicable law.

    Contacts:
     Jeanette Clonan
     for K & F Industries
     (212) 697-1105

     Gerald L. Parsky
     Aurora Capital Group
     (310) 551-0101